Exhibit 3.1

Control Number: 17007836 STATE OF GEORGIA Secretary of State Corporations Division 313 West Tower 2 Martin Luther King, Jr. Dr. Atlanta, Georgia 30334-1530 CERTIFICATE OF AMENDMENT I, Robyn A. Crittenden, the Secretary of State and the Corporation Commissioner of the State of Georgia, hereby certify under the seal of my office that REGIONAL HEALTH PROPERTIES, INC. a Domestic Profit Corporations has filed articles/certificate of amendment in the Office of the Secretary of State on 12/31/2018 and has paid the required fees as provided by Title 14 of the Official Code of Georgia Annotated. Attached hereto is a true and correct copy of said articles/certificate of amendment. WITNESS my hand and official seal in the City of Atlanta and the State of Georgia on 12/28/2018. Robyn. A Crittenden Secretary of State

ARTICLES OF AMENDMENT TO

AMENDED AND RESTATED

ARTICLES OF INCORPORATION OF

REGIONAL HEALTH PROPERTIES, INC.

In accordance with Section 14-2-1006 of the Georgia Business Corporation Code (the “Code”), REGIONAL HEALTH PROPERTIES, INC. (the “Corporation”), a corporation organized and existing under and by virtue of the Code, DOES HEREBY CERTIFY:

1.	The name of the Corporation is Regional Health Properties, Inc.
2.	Article II, Section 2.1 of the Corporation’s Amended and Restated Articles of Incorporation is hereby amended by adding the following new paragraph as the second paragraph of such section:

“At 11:59 p.m., Atlanta time, on December 31, 2018 (the (“Effective Time”), each twelve (12) shares of Common Stock issued and outstanding, or held by the Corporation as treasury stock, immediately prior to the Effective Time shall, automatically and without any action on the part of the respective holders thereof, be combined and reclassified into one (1) share of Common Stock (the “Reverse Stock Split”); provided, however, that no fractional shares shall be issued in connection with the Reverse Stock Split. In lieu of any fractional share of Common Stock to which a shareholder would otherwise be entitled in connection with the Reverse Stock Split, the Corporation shall issue that number of shares of Common Stock resulting from the Reverse Stock Split as rounded up to the nearest whole share. Each certificate that immediately prior to the Effective Time represented shares of Common Stock (“Old Certificates”), shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificate shall have been combined and reclassified, subject to any adjustments for fractional share interests as described above. The authorized number of shares, and the par value per share, of Common Stock shall not be affected by the Reverse Stock Split.”

3.	The foregoing amendment was adopted by the Corporation’s Board of Directors on October 29, 2018 and December 27, 2018.
4.	The foregoing amendment was duly approved by the shareholders of the Corporation on December 27, 2018 in accordance with the provisions of Section 14-2-1003 of the Code.
5.	These Articles of Amendment shall be effective at 11:59 p.m., Atlanta time, on December 31, 2018.

[Signature page follows.]

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed by the undersigned duly authorized officer, this 27th day of December, 2018. REGIONAL HEALTH PROPERTIES, INC. By: Name: Brent Morrison Title: Interim Chief Executive Officer 2018 DEC 28 AMIO:34 SECRETARY OF STATE CORPORATIONS DIVISION